Exhibit 99.3

IAC and Match Group Announce Closing of Initial Public Offering

NEW YORK and DALLAS, November 24, 2015 — IAC/InterActiveCorp (“IAC”) and Match Group, Inc. (“Match Group”) announced today the closing of Match Group’s previously announced initial public offering (“IPO”) of 38,333,333 shares of its common stock at a price to the public of $12.00 per share. The shares began trading November 19, 2015 on the NASDAQ Global Select Market under the ticker symbol “MTCH.”

The offering of 38,333,333 shares of Match Group common stock included 5,000,000 shares of common stock that were sold pursuant to the underwriters’ option to purchase additional shares, which was exercised in full prior to the closing.

Following the completion of the initial public offering, IAC owns 100% of the outstanding Class B common stock of Match Group and retains approximately 84.6% of Match Group’s outstanding shares of capital stock and approximately 98.2% of the combined voting power of Match Group’s outstanding capital stock.

J.P. Morgan Securities LLC, Allen & Company LLC and BofA Merrill Lynch acted as the lead bookrunning managers, and Deutsche Bank Securities, BMO Capital Markets, Barclays and BNP PARIBAS acted as bookrunners for the offering.

This offering was made only by means of a prospectus. A copy of the final prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, from Allen & Company LLC, Attention: Syndicate Department, 711 Fifth Avenue, New York, NY 10022, or by telephone at (212) 339-2220 or from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, or by e-mailing: dg.prospectus_requests@baml.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IAC

IAC (NASDAQ: IACI) is a leading media and Internet company. It is organized into four segments: Match Group, which includes dating and education businesses with brands such as Match, OkCupid, Tinder and The Princeton Review; Search & Applications, which includes brands such as About.com, Ask.com, Dictionary.com and Investopedia; Media, which consists of businesses such as Vimeo, Electus, The Daily Beast and CollegeHumor; and eCommerce, which includes HomeAdvisor and ShoeBuy. IAC’s brands and products are among the most recognized in the world reaching users in over 200 countries. IAC is headquartered in New York City and has offices worldwide.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, OkCupid, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24, each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 38 languages across more than 190 countries. In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Investor Relations
Mark Schneider / Alexandra Caffrey
(212) 314-7400

Corporate Communications
Isabelle Weisman
(212) 314-7361

# # #